Exhibit 99.1

API Nanotronics Announces Third Quarter and Nine Month Results

Revenue Increased 60% in the Quarter and 75% in the First Nine Months while Record

Backlog Increased to Over $17.5 Million

NEW YORK—(MARKET WIRE)— 11 April, 2008 — API Nanotronics Corp. (OTCBB: APIO) (“API”) (the “Company”), a leading supplier of electronic components and nanotechnology research and development to the defense and communications sectors, today announced operating results for the three and nine month periods ended February 29, 2008.

Financial Highlights for the Three Months Ended February 29, 2008

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Revenue for the third quarter of fiscal 2008 was $7.4 million, a 60% increase over the $4.6 million reached in the same quarter of fiscal 2007. Revenue in 2008 included a full quarter contribution from the National Hybrid Group, acquired by API on January 24, 2007;

•	Gross profit increased to $1.9 million in the third quarter of fiscal 2008, a 72% increase over fiscal 2007 third quarter gross profit of $1.1 million;

•	Gross margins improved to 26% in the third quarter of 2008, compared to 24% in the same quarter of the previous year;

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Net loss for the quarter was $1.1 million or $0.00 per share, compared to a loss of $0.2 million or $0.00 in third quarter of 2007 (excluding expenses related to nanotechnology R&D, net loss for third quarter of 2008 would have been $25,000(1));

•	Balance sheet with over $2.0 million in cash and marketable securities; and

•	A strong order flow contributed to a record backlog of over $17.5 million.

Financial Highlights for the Nine Months Ended February 29, 2008

•	Revenue increased 75% from $12.7 million for the first nine months of fiscal 2007 to $22.1 million for the first nine months of fiscal 2008;

•	Gross profit increased to $5.9 million in the first nine months of fiscal 2008, an increase of over 96% from the $3.0 million gross profit in the same period of fiscal 2007;

•	Gross margins improved 3% to 27% in the first nine months of fiscal 2008 from the previous year’s 24%; and

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Net loss of $3.0 million or $0.01 per share for the first nine months of fiscal 2008, compared to net loss of $0.8 million or $0.00 per share for the same period of fiscal 2007 (excluding expenses related to nanotechnology R&D, net loss for the first nine months of 2008 would have been $0.6 million(1) ).

Operating Highlights

During third quarter of fiscal 2008, API experienced strong demand for its products and made several strategic advancements that position the Company for further growth in future periods.

•	In the third quarter the Company received a record level of orders totaling over $9.0 million, including a record monthly total of $3.9 million in February;

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In February, API’s National Hybrid division introduced its new line of Aries 1553 communication devices in partnership with Israeli company Sital Technologies. The product, a direct replacement for a competitor’s product, represents a significant market opportunity and received a strong initial reception;

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In February 2008, the Company’s TM Systems received a follow-on order for its specialized landing navigation systems from a longtime customer and leading defense contractor worth more than $1.4 million; and

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The Company’s NanoOpto division has responded to requests from leading technology companies for proprietary nano-optic solutions in the areas of next generation storage, communications, display and alternative energy. The Company has delivered no less than 12 samples with potential to yield significant orders and leadership in new markets.

Phillip DeZwirek, Chairman and Chief Executive Officer of API Nanotronics Corp., said, “API is delivering growth through both acquisition and product innovation and development. The initial response to the introduction of Aries has been impressive and we are structuring sales efforts to capitalize on this opportunity. We are also extremely encouraged by the level of interest in API’s nanotechnology capabilities. We expect our efforts to develop proprietary nanotechnology derived solutions for an impressive roster of global technology leaders to yield significant orders ahead of many of our nanotechnology peers.”

About API Nanotronics Corp.

API Nanotronics Corp., through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems II, Inc. Keytronics Inc. and API Nanofabrication and Research Corporation, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API is also developing a leadership position in the R&D and manufacture of nanotechnology and MEMS products. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, New Jersey, Florida and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIO. For further information, please visit the Company’s website at www.apinanotronics.com

Contact:

CONTACT:

Steve Bulwa

Director of Corporate Communications

API Nanotronics

1-877-API-O-API (274-0274)

Email Contact

(1):	API presents this non-GAAP information as a supplemental figure because management believes it provides useful information regarding operating performance without the impact of its research and development efforts related to nanotechnology. This is not a recognized measure under US GAAP, does not have a standardized meaning, and is unlikely to be comparable to similar measures used by other companies. Accordingly, investors are cautioned that this non-GAAP measure should not be construed as an alternative to net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which API Nanotronics Corp. and its subsidiaries and affiliates have little or no control.

Source: API Nanotronics Corp.